EXHIBIT 3.1

RESTATED CERTIFICATE OF FORMATION

OF

OAKTREE CAPITAL GROUP, LLC

The undersigned, desiring to restate the Certificate of Formation of Oaktree Capital Group, LLC, a limited liability company formed on April 13, 2007 pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, under the name “Oaktree Capital Management, LLC,” on June 10, 2011 do hereby certify as follows:

1. The name of the limited liability company is Oaktree Capital Group, LLC.

2. The address of its registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Restated Certificate of Formation of Oaktree Capital Group, LLC as of the date first written above.

/s/ Todd Molz
Todd Molz Authorized Person

/s/ Richard Ting
Richard Ting
Authorized Person